UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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To My Fellow Shareholders

When I was growing up in Los Angeles in the 1960s, I spent a lot of time outdoors near our house, riding my bike and catching snakes by Bull Creek. My universe was small — school, the creek, my father’s shoe store — and not just because I was 12 years old. By almost any measure, the world itself was far less complex and interconnected.

At that time, aspects of connectivity that we take for granted today were either exorbitantly expensive or in their infancy. A five-minute call from New York to London cost more than $20 in today’s money. Shipping containers, now a pillar of global trade, were barely a decade old. Computers were the size of an entire room — they didn’t sit in the palm of your hand and they certainly didn’t have conversations with you.

Over the next several decades, technological innovation and globalization transformed the world into a more connected, more demanding, and — for hundreds of millions of people — a healthier and more prosperous place. The combination of these two forces has created opportunities we could barely have imagined 50 years ago. Such change is an essential component of human history, and the most successful nations moving forward will be those that prepare for transformation by improving education, supporting innovation and building 21st century infrastructure.

Yet the very same forces that have created unprecedented opportunity also have accentuated wealth gaps, as new opportunities flow disproportionately to educated, urban workers, leaving those without sufficient education, or who are otherwise isolated from the global economy, further behind.

The result, despite a half century of accelerating connectivity and innovation, is a growing sense of frustration and futility. Many have become deeply suspicious about the benefits of the global economy and concerned about the disruption caused by technology. Economic nationalism is rising, with profound implications for the financial, political and security frameworks that have defined the world for the past several decades.

Against this backdrop, the investors that BlackRock serves — from global institutions to millions of individuals — are facing a more challenging environment than ever before. And insufficient attention has been paid to how the past few decades have affected investors’ ability to save for their futures.

Through a combination of underfunding, underinvestment and stubbornly low interest rates, pension funds face widening liability gaps, and many retirees are ill prepared for the future. Too many companies and governments have prioritized short-term profits over investments in capital goods, infrastructure, and sensible retirement systems, threatening long-term value creation and economic prosperity.

The combination of global growth and medical advancements, driven by the free exchange of intellectual and financial capital across borders, has increased longevity dramatically in many parts of the world. Yet living longer also means working longer — and paying for additional years of retirement. This dilemma is an underappreciated driver of popular anxiety: workers lack the retirement security to support their longer lives, compounding the angst they feel about their employment prospects and the path of economic development.

These trends contributed to what was a turbulent 2016 for investors, institutions and individuals alike. No one fully predicted the year’s events. Global political developments including Brexit, the U.S. presidential election and the Italian Constitutional referendum have forced many of our clients — and also our firm — to rethink certain assumptions and perceptions about the world.

At the same time, the global economy began to show signs of improvement throughout 2016. The U.S. equity market surged to all-time highs as expectations for fiscal stimulus, reflation, and tax and regulatory reform sparked investor enthusiasm. The Fed’s decision to raise rates in December, and again in March, suggest that the long period of accommodative monetary policy in the U.S. may finally subside at a faster rate than many had anticipated.

However, uncertainty regarding the effects of populism on the global status quo persists. Despite the rally in U.S. equities since the U.S. election, not all investments have performed as well, including fixed income and many international equity markets. And following a period of significant appreciation, the dollar will likely remain strong, creating further headwinds for investors with global portfolios. In today’s rapidly evolving environment, investors are looking to BlackRock more than ever before, and the responsibility that we feel for our clients has never been greater.

In 2016, we generated $202 billion of net inflows, the strongest annual flows in BlackRock’s history, representing 4% organic asset growth and at the end of 2016, clients trusted BlackRock to manage more than $5.1 trillion of assets on their behalf. Those assets represent our clients’ futures and the investment outcomes they seek, and it is our daily responsibility to help them better prepare themselves and their families to achieve their financial goals.

Today, as a fiduciary for our clients, we must help them refocus on long-term investment outcomes and transform the use of technology in asset management to help them achieve those outcomes. As we have done since our founding, BlackRock is working to transform change into opportunity — the theme of this year’s Annual Report — to serve our clients and build value for our shareholders.

<Click here> to read the rest of my letter to shareholders.

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IMPORTANT NOTES

OPINIONS

Opinions expressed are those of BlackRock, Inc. as of March 2017 and are subject to change.

BLACKROCK DATA POINTS

All data reflects as-adjusted, full-year 2016 results or as of December 31, 2016, unless otherwise noted. 2016 organic growth is defined as full year 2016 net flows divided by assets under management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2015. Long-term product offerings include active and passive strategies across equity, fixed income, multi-asset and alternatives, and exclude AUM and flows from the cash management and advisory businesses.

GAAP AND AS-ADJUSTED RESULTS

See pages 34–36 of the Financial Section of the Form 10-K (as defined below) for explanation of the use of Non-GAAP Financial Measures.

PERFORMANCE NOTES Past performance is not indicative of future results. Except as specified, the performance information shown is as of December 31, 2016 and is based on preliminary data available at that time. The performance data shown reflects information for all actively and passively managed equity and fixed income accounts, including U.S. registered investment companies, European-domiciled retail funds and separate accounts for which performance data is available, including performance data for high net worth accounts available as of November 30, 2016. The performance data does not include accounts terminated prior to December 31, 2016 and accounts for which data has not yet been verified. If such accounts had been included, the performance data provided may have substantially differed from that shown. Performance comparisons shown are gross-of-fees for institutional and high net worth separate accounts, and net-of-fees for retail funds. The performance tracking shown for index accounts is based on gross-of-fees performance and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM available as of December 31, 2016 for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund. Fund performance reflects the reinvestment of dividends and distributions.

Performance shown is derived from applicable benchmarks or peer median information, as selected by BlackRock, Inc. Peer medians are based in part on data either from Lipper Inc. or Morningstar, Inc. for each included product.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

BlackRock, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders (the “2016 Proxy Statement”), filed with the SEC on April 15, 2016, or the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SHAREHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2016 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement (when filed), 2016 Proxy Statement, Form 10-K and any other documents filed or to be filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrock.com) or by writing to the Company’s Secretary at BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.